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                                                                   Exhibit 14(c)

                                                        Adopted: August 5, 2003;
                                                       Amended: January 20, 2004
                                                                  August 2, 2004

                      AMENDED AND RESTATED RULE 18f-3 PLAN
                                  JANUS ADVISER

      This Amended and Restated Rule 18f-3 Plan ("Plan") is adopted by Janus Adviser (the "Trust") with respect to Investor Shares, Class I Shares, Class A Shares and Class C Shares (each a "Class") of each existing and future Fund (each a "Fund") of the Trust offering such Classes in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act").

      1. Features of the Classes. Each Fund may issue its shares of beneficial interest in four Classes: the "Investor Shares," "Class I Shares," "Class A Shares" and "Class C Shares." Investor Shares are sold at net asset value and are not subject to an initial sales charge or a contingent deferred sales charge. Investor Shares are subject to an annual distribution and/or administrative services fee as disclosed in the Investor Share prospectus. Class I Shares are sold at net asset value and are not subject to an initial sales charge or a contingent deferred sales charge but are subject to the minimum purchase requirements set forth in the Class I prospectus. Class I Shares are subject to an annual distribution and/or administrative services fee as disclosed in the Class I prospectus. Class A Shares are generally sold at net asset value and subject to an initial sales charge as disclosed in the Class A prospectus. However, those Class A Shares purchased without an initial sales charge and then redeemed within 12 months of purchase may be subject to a contingent deferred sales charge as set forth in the Class A prospectus. Class A Shares are subject to an annual distribution fee as disclosed in the Class A prospectus. Class C Shares are sold at net asset value. Class C Shares redeemed within 12 months of purchase will be subject to a contingent deferred sales charge as set forth in the Class C prospectus. Class C Shares are subject to an annual distribution and/or shareholder servicing fee as disclosed in the Class C prospectus. Class Expenses, as defined in Section 2 below relating to each Class of each

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Fund, are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition, Investor Shares, Class I Shares, Class A Shares and Class C Shares shall have the features described in Sections 2 through 5 below.

      2. Class Expenses. Expenses incurred by the Trust that are chargeable to a specific Class ("Class Expenses") include expenses (not including advisory or custodial fees or other expenses related to the management of a Fund's assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include: (i) the Distribution and Servicing Fees described in Section 3; (ii) expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class;
(iii) Blue Sky fees incurred with respect to a specific Class; (iv) administrative, subaccounting and transfer agency expenses in connection with the shareholders investing in a specific Class, including the administrative services fees described in Section 3 and fees charged by financial intermediaries in connection with processing transactions through the National Securities Clearing Corporation ("NSCC") or similar processing channel; (v) litigation or other legal expenses relating to a specific Class; (vi) fees or expenses of the Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust or any investment adviser of the Trust ("Independent Trustees"), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (vii) auditing and

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consulting expenses relating to a specific Class; and (viii) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of the Trust and the Independent Trustees.

      3.    Administrative, Distribution and Servicing Fees.

            (a) Investor Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Investor Shares of each Fund. Under the terms of the Distribution and Shareholder Servicing Plan, a distribution fee is paid out of the assets attributable to the Investor Shares of each Fund in an amount up to 0.25% on an annual basis of the average daily net assets of the Investor Shares. An administrative services fee is also paid out of the assets attributable to the Investor Shares of each Fund in an amount up to 0.10% on an annual basis of the average daily net assets of the Investor Shares.

            (b) Class I Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Class I Shares of each Fund. Under the terms of the Distribution and Shareholder Servicing Plan, a distribution fee is paid out of the assets attributable to the Class I Shares of each Fund in an amount up to 0.25% on an annual basis of the average daily net assets of that Class. An administrative services fee is also paid out of the assets attributable to the Class I Shares of each Fund in an amount up to 0.25% on an annual basis of the average daily net assets of that Class.

            (c) Class A Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Class A Shares of each Fund. Under the terms of the Distribution and Shareholder Servicing Plan, a distribution fee is paid out of the assets attributable to the Class A Shares of each Fund in an amount up to 0.25% on an annual basis of the average daily net assets of that Class.

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            (d)   Class C Shares. The Trust has adopted a Distribution and
Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Class C Shares of each Fund. Under the terms of the Distribution and Shareholder Servicing Plan, a distribution and shareholder servicing fee is paid out of the assets attributable to the Class C Shares of each Fund, in an amount of up to 1.00% on an annual basis of the average daily net assets of that Class, up to 0.75% of which is for distribution services and up to 0.25% of which is for shareholder account services.

      4. Redemption Fee. For the Investor Shares and Class I Shares of certain Funds, a redemption fee may be imposed on such Shares held for three months or less in the amount set forth in the prospectus. Such fee will be assessed on the Investor Shares' and Class I Shares' redemption value and paid to the respective Fund. This redemption fee is designed to mitigate frequent trading activity and compensate the Fund for expenses directly related to redemptions associated with such frequent trading activity. For shares purchased on different days, the shares held the longest will be redeemed first for purposes of determining whether the redemption fee applies.

      5. Differences in Class Expenses. The differences in the Class Expenses payable by each Class pursuant to this Plan are due to the differing levels of services provided or procured by the Trust to investors eligible to purchase shares of each Class and to the differing levels of expenses expected to be incurred with respect to each Class.

      6. Exchange Privilege. The exchange privilege offered by each Fund provides that shares of a Class may be exchanged only for shares of the same Class of another Fund of the Trust or of other Janus funds that offer shares [OF THE SAME CLASS] [WITH SIMILAR CLASS AND FEE STRUCTURES].

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      7.    Effective Date. This Plan was adopted as of August 5, 2003 and amended on January 20, 2004, and August 2, 2004, pursuant to determinations made by the Trustees of the Trust, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Investor Shares, Class I Shares, Class A Shares and Class C Shares individually and each Fund and the Trust as a whole. This Plan will continue in effect until terminated in accordance with Section 10.

      8. Independent Trustees. While the Plan is in effect, at least 75% of the Trustees of the Trust shall be Independent Trustees, and such Independent Trustees (or a committee thereof) shall select and nominate any other Independent Trustees. Any person who acts as legal counsel for the Independent Trustees shall be an "independent legal counsel" as defined in the Act and the rules thereunder.

      9. Amendment. Material amendments to the Plan may be made with respect to a Class at any time with the approval of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Fund and the Trust as a whole.

      10. Termination. This Plan may be terminated by the Trustees without penalty at any time.

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